Exhibit 99.01

ACM Research Reaffirms 2022 Revenue Outlook and
Provides Initial Outlook for 2023 Revenue

—Reaffirms 2022 Revenue of $365-$385 Million—
—Projected 2023 Revenue of $515 to $585 Million—
—ACM to Present at Morgan Stanley, Credit Suisse and Needham Investor Conferences—
FREMONT, Calif., Jan. 3, 2023 (GlobeNewswire) – ACM Research, Inc. (ACM) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging applications, today has reaffirmed its full year 2022 revenue outlook of $365 million to $385 million as was provided in ACM’s third quarter 2022 earnings release issued on November 4, 2022.

ACM also announced that it expects revenue for the full year 2023 to be in the range of $515 million to $585 million. This expectation is based on ACM management’s current assessment of the potential impact from current US-China trade policy, and assumes the COVID-19 reopening in the PRC, together with various expected spending scenarios of key customers, supply chain constraints, and the timing of acceptances for first tools under evaluation in the field, among other factors.

“We expect continued growth in 2023 as we execute on our mission to become a major equipment supplier to the global semiconductor industry,” said Dr. David Wang, ACM’s President and Chief Executive Officer. “Following a temporary pause by some customers as the industry adjusts to the recent U.S. trade restrictions, we continue to anticipate a recovery in mature node spending as some of our China customers add capacity to better align China’s domestic semiconductor production with its market consumption. We also anticipate incremental contributions from new customers and newer products, including our Ultra C wb (Autobench cleaning), ECP map, ECP ap, and Ultra Furnace products.”

ACM plans to release its fourth quarter and full year 2022 financial results in late February 2023. The 2022 revenue outlook included in this press release is preliminary. Actual fourth quarter and full year 2022 revenue results are subject to review and audit procedures by ACM’s independent registered public accounting firm.

Upcoming Conferences

As previously announced, ACM will be holding virtual meetings with investors on January 4, 2023 (China time) at the Morgan Stanley Virtual China Opportunity Conference, on January 5, 2023 (China time) at the Credit Suisse 2023 Greater China Technology and Internet Virtual Conference and on January 12, 2023 (U.S. time) at the 25th Annual Needham Growth Conference.

About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes, which are critical to advanced semiconductor device manufacturing and wafer-level packaging. ACM is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.  For more information, visit www.acmrcsh.com.

Forward-Looking Statements

Information presented in this press release includes forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements in the first paragraph with respect to our full year 2022 revenue outlook and statements in the second paragraph with respect to projected 2023 revenue and the underlying expectations and assumptions of ACM management. Forward-looking statements are based on ACM management’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the following, any of which could be exacerbated even further by the continuing COVID-19 outbreak in China and globally: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; ACM may be unable to obtain the qualification and acceptance of its delivered tools when anticipated or at all, which would delay or preclude ACM’s recognition of revenue from the sale of those tools; suppliers may not be able to meet ACM’s demands on a timely basis; ACM’s technologies and tools may not gain market acceptance; ACM may be unable to compete effectively by, among other things, enhancing its existing tools, adding additional production capacity and engaging additional major customers; ACM may incur significant expenses long before it can recognize revenue from new products, if at all, due to the costs and length of research, development, manufacturing and customer evaluation process cycles; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for ACM’s products and in disruption of capital and credit markets; ACM’s failure to successfully manage its operations, including its inability to hire, train, integrate and manage additional qualified engineers for research and development activities; and trade regulations, including those recently published by the U.S. Department of Commerce imposing certain restrictions on equipment shipments and business practices with China-based semiconductor manufacturers, currency fluctuations, political instability and war, all of which may materially and adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. A further description of these risks, uncertainties and other matters can be found in filings ACM makes with the U.S. Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

© ACM Research, Inc. ULTRA C and the ACM Research logo are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to such trademarks.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Yujia Zhai
+1 (860) 214-0809
yujia@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
gary@blueshirtgroup.com